Exhibit 99.1

Great Ajax Corp. Announces Dividend

NEW YORK, NY – February 27, 2020 – Great Ajax Corp. (NYSE: AJX) (the “Company”) today announced that the Board of Directors of the Company declared a cash dividend of $0.32 per share of the Company’s common stock, which will be payable on March 27, 2020 to common stockholders of record as of March 17, 2020.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing re-performing mortgage loans secured by single-family residences and, to a lesser extent, non-performing mortgage loans. The Company also originates loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, and invests in multi-family residential and smaller commercial mixed use retail/residential properties directly. The Company is externally managed by Thetis Asset Management LLC. Its mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “will,” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax Corp., including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2018 filed with the SEC on March 6, 2019. Great Ajax Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224